Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2025 FOURTH QUARTER AND FULL-YEAR RESULTS AND DECLARES SERIES G PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – January 29, 2026– Medallion Bank (Nasdaq: MBNKO, the “Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners, announced today its results for the quarter and year ended December 31, 2025. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2025 Fourth Quarter Highlights

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Net income of $19.4 million, compared to $15.6 million in the prior year quarter.
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Net interest income of $55.9 million, compared to $53.1 million in the prior year quarter. Total non-interest income of $11.7 million, compared to less than $0.1 millionin the prior year quarter, largely due to the sale of the Bank’s remaining taxi medallion assets to an affiliate in the fourth quarter 2025.
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Net interest margin of 8.51%, compared to 8.28% in the prior year quarter.
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Strategic partnership loan originations grew to $258.3 million in the quarter, up from $123.7 million in the prior year quarter.
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Total provision for credit losses was $26.3 million, compared to $20.5 million in the prior year quarter. Total provision includes a non-recurring $2.6 million charge to reclassify recreation loans held for sale to loans receivable, along with provisions associated with portfolio growth.
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Annualized net charge-offs were 3.35% of average loans outstanding, compared to 3.28% in the prior year quarter.
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Annualized return on assets and return on equity were 2.99% and 17.34%, respectively, compared to 2.44% and 16.43%, respectively, for the prior year period.

2025 Full-Year Highlights

• Net income of $72.2 million, compared to net income of $60.6 million in 2024, an increase of 19%.

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Net interest income of $217.9 million, compared to $204.7 million in 2024.
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Net interest margin of 8.51%, compared to 8.48% in 2024.
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Strategic partnership loan originations grew to $771.6 million in 2025, up from $203.6 million in 2024.
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Total provision for credit losses was $81.2 million, compared to $75.8 million in 2024.
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Total net charge-offs were 2.92%of average loans outstanding, compared to 2.82%in 2024.
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Return on assets and return on equity were 2.84% and 17.05%, respectively, compared to 2.52% and 16.62% in 2024, respectively.
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The total loan portfolio size was $2.4 billion as of December 31, 2025, compared to $2.2 billion as of December 31, 2024.
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Total assets were $2.6 billion and the Tier 1 leverage ratio was 17.8%at December 31, 2025.
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The issuance of the Series G preferred stock and redemption of the Series F preferred stock increased the Bank’s capital by a net $27.1 million. Total capital increased to $450.2 million as of December 31, 2025 from $382.4 million as of December 31, 2024.

Donald Poulton, Chief Executive Officer of Medallion Bank, stated, “Earnings grew to $19.4 million in the fourth quarter compared to the prior year period, due in part to the sale of the Bank’s remaining taxi medallion asset exposure to an affiliate for a net gain of approximately $5.5 million. Recreation loan volume grew substantially over the prior year quarter as we adjusted pricing to better meet market demand, though the growth was moderated by prudent underwriting changes made to manage credit risk. Home improvement loan originations remain down compared to 2024, but credit approvals increased substantially in the quarter which historically has been an indicator of future volume growth. Strategic partnership loan activity continued to grow with originations of $258million in the quarter. Charge-offs were up from the prior year quarter, with increases in recreation losses largely offset by a significant reduction in home improvement losses as our loan origination quality improved. Loan delinquency rates in the quarter fell compared to the prior year for both recreation and home improvement loans.”

Recreation Lending Segment

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The Bank’s recreation loan portfolio size was $1.617 billion as of December 31, 2025, compared to $1.422 billion at December 31, 2024. Loan originations were $97.2 million in the fourth quarter 2025, compared to $72.2 million in the prior year quarter. For the year, loan originations were $468.5 million, compared to $526.6 million in 2024.
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Recreation loans were 67%of loans receivable as of December 31, 2025, compared to 63% at December 31, 2024.
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Net interest income was $41.8 million in the fourth quarter 2025, compared to $39.4 million in the prior year quarter. For the year, net interest income was $162.1 million, compared to $152.4 million in 2024.
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Delinquencies 30 days or more past due were $92.7 million, or 5.93%, of recreation loans as of December 31, 2025, compared to $84.6 million, or 6.15%, at December 31, 2024.
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Annualized net charge-offs were 4.53% of average recreation loans outstanding in the fourth quarter 2025, compared to 4.35% in the prior year quarter. For the year, total net charge-offs were 3.95% of average recreation loans outstanding, compared to 3.72% in 2024.
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The provision for recreation credit losses was $25.0 million in the fourth quarter 2025, compared to $17.7 million in the prior year quarter. The increase includes $2.6 million resulting from the reclassification of $56.2 million of loans from held for sale to loans receivable, following our decision to retain the pool of loans. For the year, the provision for recreation credit losses was $73.9 million, compared to $68.0 million in 2024.
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The allowance for credit losses was 5.32% of the outstanding recreation loan balance, compared to 5.00% of the outstanding recreation loan balance as of December 31, 2024.

Home Improvement Lending Segment

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The Bank’s home improvement loan portfolio size was $810.2 million as of December 31, 2025, compared to $827.2 million at December 31, 2024. Loan originations were $61.7 million in the fourth quarter 2025, compared to $82.5 million in the prior year quarter. For the year, loan originations were $224.5 million, compared to $298.6 million in 2024.
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Home improvement loans were 33%of loans receivable as of December 31, 2025, compared to 37% at December 31, 2024.
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Net interest income was $13.6 million in the fourth quarter 2025, compared to $13.1 million in the prior year quarter. For the year, net interest income was $54.2 million, compared to $50.2 million in 2024.
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Delinquencies 30 days or more past due were $8.6 million, or 1.05%, of home improvement loans as of December 31, 2025, down from $9.2 million, or 1.11%, at December 31, 2024.
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Annualized net charge-offs were 1.07% of average home improvement loans outstanding in the fourth quarter 2025, compared to 1.75% in the prior year quarter. For the year, total net charge-offs were 1.38% of average home improvement loans outstanding, compared to 1.78%in 2024.
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The provision for home improvement credit losses was $1.3 million in the fourth quarter 2025, compared to $4.4 million in the prior year quarter. The decrease was driven by a shifted mix toward higher quality assets and a change to our pre-payment speed calculation methodology. For the year, the provision for home improvement credit losses was $10.2 million, compared to $13.5 million in 2024.
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The allowance for credit losses was 2.41% of the outstanding home improvement loan balance, compared to 2.48% of the outstanding home improvement loan balance as of December 31, 2024.

Series G Preferred Stock Dividend

On January 29, 2026, the Bank’s Board of Directors declared a quarterly cash dividend of $0.5625per share on the Bank’s Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series G, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKO.” The dividend is payable on April 1, 2026, to holders of record at the close of business on March 16, 2026.

Other Information

During the fourth quarter, we reclassified $56.2 million from loans from held for sale to loans receivable. All financial comparisons and ratios, such as delinquency and net charge off ratios, related to the loan portfolio exclude loans classified as held for sale and reflect the loan status as of the end of the applicable reporting period.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales (including loan sales), net investment income, earnings, returns and growth. These statements are often, but not always, made through the use of words or phrases such as “remains,” “anticipated,” “continue,” “expect,” “may,” “maintain,” “potential” or the negative versions of these words or other comparable words or phrases of a future or forward-looking nature. These statements may relate to our future earnings, returns, capital levels, sources of funding, growth prospects, asset quality and pursuit and execution of our strategy. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2024, and in its Quarterly Reports on Form 10-Q, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website. Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.co

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
Interest income
Loan interest including fees	$75,067	$71,577	$291,921	$268,914
Investments	1,489	1,564	6,358	6,306
Total interest income	76,556	73,141	298,279	275,220
Interest expense	20,637	20,039	80,365	70,509
Net interest income	55,919	53,102	217,914	204,711
Provision for credit losses	26,272	20,500	81,209	75,845
Net interest income after provision for credit losses	29,647	32,602	136,705	128,866
Strategic partnership fees	1,160	575	3,621	1,781
Gain on sale of recreation loans	—	—	1,304	—
Gain on taxi medallion assets sold to a related party	7,581	—	7,581	—
Other non-interest income	2,932	(559)	5,840	353
Total non-interest income	11,673	16	18,346	2,134
Non-interest expense
Salaries and benefits	5,698	5,014	21,809	19,985
Loan servicing	3,015	3,173	12,711	12,248
Credit and collection costs	1,854	1,613	7,476	6,704
Insurance including FDIC assessment	1,135	1,119	4,075	4,397
Professional fees	671	508	2,365	1,694
Information technology	373	329	1,526	1,186
Depreciation and amortization	589	404	2,339	587
Occupancy and equipment	221	137	644	580
Advertising	146	158	343	356
Other	740	534	2,406	2,057
Total non-interest expense	14,442	12,989	55,694	49,794
Income before income taxes	26,878	19,629	99,357	81,206
Provision for income taxes	7,477	4,040	27,172	20,624
Net income	$19,401	$15,589	$72,185	$60,582
Less: Preferred stock dividends	2,335	1,512	8,781	6,047
Less: Redemption of Series F preferred shares	—	—	3,515	—
Net income attributable to common shareholder	$17,066	$14,077	$59,889	$54,535

MEDALLION BANK

BALANCE SHEETS

	(UNAUDITED)
(In thousands)	December 31, 2025	December 31, 2024
Assets
Cash and federal funds sold	$147,449	$126,196
Investment securities, available-for-sale	60,183	54,805
Loans held for sale, at the lower of amortized cost or fair value	15,144	128,226
Loan receivables, inclusive of net deferred loan acquisition cost and fees	2,427,458	2,249,613
Allowance for credit losses	(105,519)	(91,638)
Loans, net	2,321,939	2,157,975
Loan collateral in process of foreclosure	2,589	3,326
Fixed assets and right-of-use lease assets, net	8,564	9,126
Deferred tax assets	14,353	14,036
Accrued interest receivable	19,265	15,083
Other assets	25,953	40,326
Total assets	$2,615,439	$2,549,099
Liabilities and Shareholders’ Equity
Liabilities
Deposits	$2,084,265	$2,090,071
Short-term borrowings	50,000	35,000
Accrued interest payable	3,488	5,586
Income tax payable (1)	15,229	17,951
Other liabilities	11,373	17,204
Due to affiliates	911	910
Total liabilities	2,165,266	2,166,722
Shareholder’s Equity
Series E Preferred stock	26,303	26,303
Series F Preferred stock	—	42,485
Series G Preferred stock	73,126	—
Common stock	1,000	1,000
Additional paid in capital	77,500	77,500
Accumulated other comprehensive loss, net of tax	(3,214)	(4,480)
Retained earnings	275,458	239,569
Total shareholders’ equity	450,173	382,377
Total liabilities and shareholders’ equity	$2,615,439	$2,549,099
(1)
The majority of income tax payable is payable to Medallion Financial Corp, pursuant to a tax sharing agreement.